Universal Energy Corp. Completes Production Casing at Amberjack Prospect

HOUSTON, September 12 /PRNewswire-FirstCall/ -- Universal Energy Corp. (OTC Bulletin Board: UVSE - News) announced today that over the past week extensive open hole electronic data logging of the Amberjack well has been completed. These procedures were carried out in anticipation of well completion, production gas flows and tie-in.

Based on the electronic data logs, and with the recommendation of industry experts, the decision was made to install production casing at the Amberjack prospect (well SL 18514 No. 1).

"We are excited by the initial findings from drilling" stated Billy Raley, CEO of Universal Energy Corp. Raley continued "Initial indications persuade us that we have a wonderful multiple zone oil and gas well at Amberjack."

The operator will now perforate and test selected intervals displayed on open whole logs to test pay sands between depths of approximately 10,100 to 10,300 feet for an estimated total of 46 feet of probable production.

The final testing, which is planned to take a few weeks, will determine the estimated daily gas and oil production volumes and total reserves. These final steps of production testing will be used to maximize production. The well should be producing oil into tanks within weeks.

About Universal Energy Corp. - Universal Energy Corp. is an energy company engaged in the acquisition and development of crude oil and natural gas leases in the United States and Canada. We pursue oil and gas prospects in partnership with oil and gas companies with exploration, development and production expertise. Our prospect areas consist of lands in Alberta, Canada and throughout Louisiana. Visit www.universalenergycorp.info for more details.

Safe Harbor Statement

All statements, other than statements of historical fact, included in this press release are forward-looking statements within the meaning of the private securities Litigation Reform Act of 1995. The forward-looking statements, including statements about the company's future expectations, including future revenues and earnings, and all other forward-looking statements (i.e., future operational results and sales) are subject to assumptions and beliefs based on current information known to the company and factors that are subject to uncertainties, risk and other influences, which are outside the company's control, and may yield results differing materially from those anticipated. The Company makes forward-looking public statements concerning its expected future operations, performance and other developments. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. It is impossible to identify all such factors but they include and are not limited to the existence of underground deposits of commercial quantities of oil and gas; cessation or delays in exploration opportunities being fewer than currently anticipated. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition and other factors which may be identified from time to time in the Company's public announcements and filings.

CONTACT:

Universal Energy Corp.

Billy Raley, CEO, (800) 975-2076

braley@universalenergycorp.info

Source: Universal Energy Corp.